Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GYROTRON TECHNOLOGY, INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MAY, A.D. 2006, AT 8:09 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2889452 8100

060527744

AUTHENTICATION: 4787358

DATE: 05-31-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:09 PM 05/31/2006
FILED 08:09 PM 05/31/2006
SRV 060527744 - 2889452 FILE

SECOND CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF GYROTRON TECHNOLOGY, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Gyrotron Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), does hereby certify:

1. Gyrotron Technology, Inc. (the "Corporation"), is a corporation formed under the laws of the State of Delaware, and its Certificate of Incorporation (the "Certificate of Incorporation") was filed in the office of the Secretary of State on April 30, 1998.

2. ARTICLE FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

"The total number of shares of all classes of stock which the Corporation shall have authority to issue is eleven million (11,000,000) shares, of which ten million (10,000,000) shares shall be designated as Common Stock, par value $.001 per share (hereinafter, the "Common Stock") and one million (1,000,000) shares shall be designated as Preferred Stock, par value $0.001 per share (hereinafter, the "Preferred Stock").

(a) The Common Stock:

The holders of Common Stock shall be entitled to one vote for each share held and shall be entitled to notice of any stockholders meeting and to vote upon any such matters as provided in this Certificate of Incorporation, the bylaws of the Corporation or as may be provided by law. Except for and subject to those rights expressly granted to holders of Preferred Stock, and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have all other rights of stockholders, including, without limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors of the Corporation, out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock, if any, of the specific amounts which they are entitled to receive upon such distribution, together with any holders of Preferred Stock, if any, entitled to participate therein.

(b) The Preferred Stock:

The Board of Directors is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

(i) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(ii) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

(iii) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other series of Preferred Stock or on any other class of stock of the Corporation or any series of such class;

(iv) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of Preferred Stock of any other series or any other class of stock of the Corporation or any series of such class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

(viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of Preferred Stock of any other series or any other class of stock of the Corporation or any series of such class;

(ix) the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of such series or of any other series of the Preferred Stock or of any class of stock of the Corporation or any series of such class; and

(x) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock designated as any one or more series of Preferred Stock."

3. The foregoing amendment to the Certificate of Incorporation was declared advisable by the Board of Directors of the Corporation pursuant to resolutions duly adopted on May 31, 2006, and was duly adopted in accordance with the provisions of Sections 242(b) of the Delaware General Corporation Law by the stockholders of the Corporation pursuant to resolutions duly adopted on May 31, 2006.

IN WITNESS WHEREOF, the undersigned have signed this certificate as of the 31st day of May, 2006.

By: /s/ Vladislav Sklyarevich
Name: Vladislav Sklyarevich
Title: President